Exhibit 10.43

        CEO
NiSource Inc.
2020 Omnibus Incentive Plan
202[ ] Performance Share Unit Award Agreement
    This Performance Share Unit Award Agreement (the “Agreement”) is made and entered into as of [DATE] (the “Grant Date”), by and between NiSource Inc., a Delaware corporation (the “Company”), and [NAME], an Employee of the Company or an Affiliate (the “Grantee”), pursuant to the terms of the NiSource Inc. 2020 Omnibus Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Plan. In the event of any conflict between the Plan and this Agreement, the Plan shall control.
Section 1.     Performance Share Unit Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, a target award of [insert number of units] Performance Share Units (the “Target Total Award” or “TTA”). The Performance Share Units shall be represented by a bookkeeping entry with respect to the Grantee (the “PSU Account”), and each Performance Share Unit shall be settled in one Share, to the extent provided under this Agreement and the Plan. This Agreement and the award shall be null and void unless the Grantee accepts this Agreement electronically within the Grantee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
Section 2. Performance-Based Vesting Conditions.
(a)General. Subject to the remainder of this Agreement, the TTA shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in this Section 2 over the performance period [insert three year performance period] (the “Performance Period”), with a vesting date of ________ [insert date after three year performance period] (the “Vesting Date”), provided that the Grantee remains in continuous Service through the Vesting Date and subject to provisions in Section 3. Attainment of the performance goals shall be determined and certified by the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) prior to the settlement of the TTA.
(b)[insert metric] Performance Goal. Subject to the terms of this Agreement and the Plan, [insert number of performance share units for this metric] Performance Share Units ([_______] % of the TTA) shall be eligible to vest based on the Company’s achievement of [_______________] during the Performance Period, as follows:

Performance Level(1)	[Insert metric]	Percentage _____________of the TTA Eligible for Vesting
Trigger	[ ]	[ ]%
Target	[ ]	[ ]%
Stretch	[ ]	[ ]%

(1)The vesting percentage for performance between performance levels shall be determined based on linear interpolation.

(c)[insert metric] Performance Goals.
(1)Subject to the terms of this Agreement and the Plan, [ insert number of performance share units for this metric] of the Performance Share Units ([________] % of the TTA) shall be eligible to vest based on the Company’s achievement of [______________________________________________] goals during the Performance Period, as follows:

LTI Metrics-Measure	TTA Weighting	Trigger	Target	Stretch
[insert metrics]

(2)The total of the weighted levels of achievement for the performance measures described in Section 2(c)(1) above shall be aggregated and the percentage of Performance Share Units eligible to vest under Section 2(c) shall vest in the respective percentages set forth below, as applicable.

Performance Levels(1)	Percentage of the TTA Vesting Based on Achievement
Trigger	[ ]
Target	[ ]
Stretch	[ ]
(1)The vesting percentage for performance between performance levels shall be determined based on linear interpolation.

(d)Definitions.

[insert metric definitions.]

Section 3.     Termination of Employment.

(a)Vesting. Subject to the conditions described later in this Agreement, the Performance Share Units shall vest on [insert date following performance period] based on actual performance results, provided that the Grantee is continuously employed by the Company through the Vesting Date.

(b)Pro Rata or Full Vesting Upon Termination of Service. If the Grantee's Service is terminated for any reason prior to the Vesting Date (other than for Cause, Disability or Death), then the Grantee shall vest in a pro rata or full portion of such Performance Share Units in accordance with the attached Vesting Schedule, based on the actual performance results for the Performance Period. If subject to pro rata vesting, the pro rata portion of the Performance Share Units shall be determined by multiplying the number of Performance Share Units earned based on actual performance by a fraction, where the numerator shall be the number of calendar months (whether full or partial months) elapsed between the Grant Date and the date the Grantee terminates Service for any reason (other than for Cause, Disability or Death), and the denominator shall be the number of calendar months (whether full or partial months) elapsed between the Grant Date and the Vesting Date.

(c)Effect of Termination of Service due to Disability or Death.

(1)Notwithstanding the foregoing, in the event that the Grantee’s Service terminates on or prior to the Vesting Date as a result of the Grantee’s Disability, or (ii) death and such death occurs with less than or equal to twelve months remaining in the Performance Period, then the Grantee (or the Grantee’s beneficiary or estate in the case of the Grantee’s death) shall vest in a pro rata portion of the Performance Share Units, based on the actual performance results for the Performance Period. Such pro rata portion of the Performance Share Units shall be determined by multiplying the number of Performance Share Units earned based on actual performance by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months (including partial calendar months) that have elapsed between the Grant Date and the Vesting Date.

(2)    Notwithstanding the foregoing, in the event that the Grantee terminates Service due to death prior to the Vesting Date and with more than 12 months remaining in the Performance Period, then the Grantee’s beneficiary or estate shall vest, on the date of termination of Service, in a pro rata portion of the target Performance Share Units. Such pro rata portion of the Performance Share Units shall be determined by multiplying the number of target

Performance Share Units by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months (including partial calendar months) that have elapsed between the Grant Date and the Vesting Date.

(d)Change in Control; Good Reason. Notwithstanding the foregoing provisions, in the event of a Change in Control, the Performance Share Units under this Agreement shall be subject to the Change in Control provisions set forth in the Plan. Notwithstanding any other agreement between the Company and the Grantee, the “Good Reason” definition set forth in the Plan shall govern this award.”
Section 4. Delivery of Shares. Subject to the terms of this Agreement and except as otherwise provided for herein, the Company shall convert the Performance Share Units in the Grantee’s PSU Account into Shares and issue or deliver the total number of Shares due to the Grantee within 60 days following the Vesting Date (but in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Performance Share Units lapses) or, if earlier, within 30 days following (a) the Grantee’s death in accordance with Section 3(c)(2), (b) Grantee’s termination of Service without Cause or due to Good Reason in accordance with the Change in Control provisions of the Plan or (c) a Change in Control in the event the Performance Share Units do not become Alternative Awards under the Plan. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has issued or distributed the vested Performance Share Units, the Company shall transfer any Shares with respect to the vested Performance Share Units in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided. The issuance or delivery of the Shares hereunder shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 5.
Section 5. Withholding of Taxes. As a condition precedent to the delivery to Grantee of any Shares upon vesting of the Performance Share Units, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Performance Share Units. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee or withhold Shares. Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance Share Units (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold from the Shares otherwise to be delivered to Grantee upon the vesting of the Performance Share Units, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax

Payments; or (d) any combination of (a), (b) and (c). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.
Section 6. Compliance with Applicable Law. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Share Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The delivery of all or any Shares that relate to the Performance Share Units shall be effective only at such time that the issuance of such Shares shall not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. Subject to Code Section 409A, the Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares shall be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery shall not cause such violation, or at such later date that may be permitted under Code Section 409A.
Section 7. Restriction on Transferability. Except as otherwise provided under the Plan, until the Performance Share Units have vested under this Agreement, the Performance Share Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Performance Share Units.
Section 8. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s PSU Account, any Shares or any other specific assets of the Company. All amounts credited to the Grantee’s PSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

Section 9. No Rights as Stockholder or Employee; Dividend Equivalent Rights.
(a)    Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Performance Share Units subject to this Agreement, nor shall the Company have any obligation to issue any dividend or otherwise afford any rights to which Shares are entitled with respect to any such Performance Share Units. Notwithstanding the foregoing, in the event that the Company declares a cash dividend or distribution on Shares, the Grantee will be credited with Dividend Equivalent Rights equal to the amount of the cash dividend or distribution per Share multiplied by the number of Performance Share Units granted by this Agreement and held by the Grantee on the dividend’s or distribution's record date (as adjusted for any proration). The Dividend Equivalent Rights credited to the Grantee under the preceding sentence will be deemed to be reinvested in additional Performance Share Units, which will be subject to the same terms regarding vesting, forfeiture, and Dividend Equivalent Rights as Performance Share Units awarded to the Grantee under this Agreement. Following the Performance Period, the Grantee will be entitled to receive a cash payment equal to the value of the accrued Dividend Equivalent Rights (as adjusted for any proration) multiplied by the vested percentage of the TTA determined under Sections 2(b), 2(c) and 2(d) above.
(b)    Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.
    Section 10. Adjustments. If at any time while the Award is outstanding, the number of outstanding Performance Share Units is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan (in each case as determined by the Committee), the number and kind of Performance Share Units and the performance goals, as applicable, shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in the Change in Control provisions of the Plan, any Performance Share Units may be replaced by Alternative Awards or forfeited in exchange for payment of cash in accordance with the Change in Control procedures and provisions of the Plan, as determined by the Committee.
Section 11. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing, and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN 46410-6271 (or at such other address as the Company may designate by notice to the Grantee). Any notice hereunder by the Company shall be given to the Grantee in writing, and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
Section 12. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, shall be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company or the Grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.
Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.
Section 14. Entire Agreement; Agreement Subject to Plan. This Agreement and the Plan contain all of the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Grantee hereby acknowledges receipt of a copy of the Plan.
Section 15. Code Section 409A Compliance. This Agreement and the Performance Share Units granted hereunder are intended to be exempt from Code Section 409A to the maximum extent possible, and shall be interpreted and construed accordingly.

    Section 16.    Restrictive Covenant.
(a)    The Grantee understands the nature of the Company's business and the significant time and expense the Company and its Affiliates (collectively referred to in this Section as “NiSource”) have expended and continue to expend in attracting, developing, recruiting and training employees and that the loss of employees would cause significant and irreparable harm to NiSource. Accordingly, the Grantee agrees that the scope and duration of the restriction described in this Section 16 is reasonable and necessary to protect the legitimate business interests of NiSource. The Grantee agrees that during the period of the Grantee's Service and for a period of one (1) year following the Grantee's separation from Service, the Grantee shall not, without the express written approval of NiSource's Chief Human Resources Officer, directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any then-current employee of NiSource or any employee who has been employed by NiSource in the six (6) months preceding such solicitation, hiring, or recruitment (“Covered Employee”). Soliciting, recruiting, or hiring Covered Employees with whom Grantee did not work or have direct contact while at NiSource to work as an employee, contractor, consultant or otherwise, shall not be considered a violation of this Section 16(a), provided, however, that Grantee does not solicit, employ or hire such employee with an intent to compete with NiSource in violation of this Section 16(a). Notwithstanding the foregoing, nothing in this Section shall restrict or preclude the Grantee from soliciting or hiring any employee who responds to a general employment solicitation or advertisement or contact by a recruiter that is not specifically focused or targeted on employees or former employees of NiSource, provided that the Grantee has not encouraged or advised such.
(b)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the parties shall request that the court exercise that power, and (c) this Agreement in its revised form shall be enforceable.

(c)    Grantee agrees that in the event of a breach or threatened breach of the covenants contained in Section 16(a), in addition to any other damages or restrictions that may apply under any employment agreement, state law, or otherwise, the Grantee shall forfeit, upon written notice to such effect from the Company, any and all Awards granted to the Grantee under this Agreement, including vested Awards and including any proceeds thereof. The forfeiture provisions of this Section shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Grantee have lapsed. Grantee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of this Section 16 may result in substantial, continuing, and irreparable injury to NiSource, and therefore agrees that, in addition to any other remedy that may be available to NiSource, NiSource shall be entitled to seek injunctive relief, specific performance, or other equitable relief (without the requirement to post bond) by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 16 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Grantee expressly acknowledges that Grantee’s violation of this Section 16 will entitle NiSource to other equitable and legal remedies, including damages, attorney's fees, and costs, as allowed by law. The provisions of this Section 16 shall continue to apply, in accordance with their terms, after the Grantee's Service has terminated and regardless of whether the provisions of any employment or other agreement between the Company and the Grantee have lapsed.
(d)    In the event the Grantee is required to forfeit outstanding vested Shares as a result of breaching the Grantee's obligations under this Section 16, the Grantee agrees to promptly execute such stock powers or other instruments of transfer in such forms as are acceptable to the Company without payment or other consideration therefor.

IN WITNESS WHEREOF, the Company has caused the Performance Share Units subject to this Agreement to be granted, and the Grantee has accepted the Performance Share Units subject to the terms of the Agreement, as of the date first above written.
NISOURCE INC.

_/s/ Melanie Berman
By: Melanie Berman
Its: Executive Vice President and Chief Human Resources Officer

VESTING SCHEDULE

-Termination at any time during [the first Calendar year of the grant], the award vests in pro rata.
-Termination at any time [after the first calendar year of the grant and before the Vesting Date], the award becomes fully vested.

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